QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

From BIO-key.com

BIO-KEY NEWS
BIO-key Signs Agreement to Acquire Aether Mobile Government Division
By Albert Maruggi
Aug 16, 2004, 09:44

BIO-key Signs Agreement to Acquire Aether Mobile Government Division

Combined Companies Will Be The Largest U.S. Provider Of Wireless Information Solutions For Law Enforcement And Public Safety Markets

MINNEAPOLIS, Aug. 16 /PRNewswire-FirstCall/—BIO-key International, Inc. (OTC Bulletin Board: BKYI—News), a leader in finger-based biometric identification and wireless public safety solutions, today announced that that it has signed a definitive agreement to buy Aether's Mobile Government Division (Nasdaq: AETH—News) for $10 million in cash. Completion of the sale is subject to customary closing conditions.

"Aether's Mobile Government Division's (AMG) revenues based on the last two quarters performance have an annualized run rate of approximately $19 million, making it the market leader of wireless data services in the United States," said Tom Colatosti, BIO-key's Chairman. "The market and technology fit between BIO-key and Aether is extraordinary—we could not imagine a better match between any two companies. We are thrilled with the opportunity to service their more than 2500 loyal customers and work with them to continue to help them cost effectively meet their security needs with new wireless and biometric applications."

AMG solutions are currently deployed in state and local police, fire and rescue and emergency medical services organizations and are fully integrated into 47 different state information databases, as well as local and federal databases. AMG focuses its products in law enforcement areas around mobile data collection and reporting, cross agency data sharing on federal, state and local levels. The estimated potential includes nearly one million officers, supported by hundreds of thousands of vehicles across 18,000 agencies in the United States alone. Additionally the market opportunity for fire departments and EMS services is approximately 31,000 agencies and 75,000 vehicles.

BIO-key's strategic partnerships with HP, Oracle, ChoicePoint, AutoDesk and Netegrity powerfully extend the market reach of the combined companies.

Included in the acquisition is net working capital of $4.5 million and the assumption of $10.75 million of certain customer performance guarantees backed by letters of credits and performance bonds. BIO-key believes all these guarantees can be replaced with less than one million dollars of cash from the company. The transaction will be financed with the company's existing cash resources and new debt.

Mike DePasquale, BIO-key CEO, added, "AMG has a great tradition of innovation and excellence, with roots from Cerulean and Sunpro both industry leaders, respectively, in law enforcement and fire services markets. We believe we can achieve significant short and long term growth from the base of this combined $25-$30 million annualized run-rate business because of the synergies we have combining our existing strategic partnerships, our combined professional and talented employees and the huge available market for security and biometrics products and services. With the acquisition of AMG, we have the opportunity to more cost effectively and creatively develop technology and products and more effectively integrate and deploy our sales and marketing resources."

In a joint statement, Colatosti and DePasquale said that they believe the acquisition will be accretive to revenues and earnings beginning in the fourth quarter of 2004. Further, they added their belief that the combined company would be cash flow positive one quarter after the first full quarter following the closing.

About BIO-key

        BIO-key develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, governments and private sector customers. BIO-key's mobile wireless technology provides first responders with critical, reliable real time data and images from local, state and national databases. BIO-key's high performance, scalable, cost effective and easy to deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy as well as reducing identity theft. (http://www.bio-key.com)

About Aether Systems

        Aether Systems provides mobile and wireless data services to businesses in the transportation industry and to government agencies and departments through its two operating units, Transportation and Mobile Government. Aether has agreed to sell both of these operations and implement a new business strategy in which it will focus on building and managing a leveraged portfolio of residential mortgage-backed securities. (http://www.aethersystems.com)

BIO-key Safe Harbor Statement

        This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. The words "estimate," "project," "intends," "expects," "believes" and similar expressions are intended to identify forward-looking statements. Such forward- looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see "Risk Factors" in the Company's Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

  For more information contact:
  Albert Maruggi
  612-325-8126
  amaruggi@providentpartners.net

©
Copyright 2004 by BIO-key International, Inc.

QuickLinks

  Exhibit 99.1